Exhibit 4.3

AMENDMENT NO. 2 TO TAX BENEFITS PRESERVATION PLAN

This Amendment No. 2 to Tax Benefits Preservation Plan (this “Amendment”) is made and entered into as of December 4, 2023, by and between United Airlines Holdings, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as rights agent (the “Rights Agent”), and amends that certain Tax Benefits Preservation Plan, dated as of December 4, 2020 (as amended as of January 21, 2021, the “Rights Agreement”), by and between the Company and the Rights Agent. All capitalized terms used but not defined herein shall have the meanings given to such terms in the Rights Agreement.

WHEREAS, the Board has determined it is in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth herein;

WHEREAS, subject to certain limited exceptions, Section 27 of the Rights Agreement provides that the Company may, in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, amend any provision of the Rights Agreement in any respect without the approval of any holders of the Rights;

WHEREAS, this Amendment is permitted by Section 27 of the Rights Agreement; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company hereby directs that the Rights Agreement shall be amended as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

Section 1. Amendment to Section 1. The definition of “Warrant Agreements” set forth in Section 1 of the Rights Agreement is hereby amended and restated in its entirety as follows:

“Warrant Agreements” shall mean (i) that certain Warrant Agreement, dated as of April 20, 2020, between the Company and the United States Department of the Treasury, (ii) that certain Warrant Agreement, dated as of September 28, 2020, between the Company and the United States Department of the Treasury, (iii) that certain Warrant Agreement, dated as of January 15, 2021, between the Company and the United States Department of the Treasury and (iv) that certain Warrant Agreement, dated as of April 29, 2021, between the Company and the United States Department of the Treasury, as each such agreement may be amended from time to time in accordance with its terms.

Section 2. Amendments to Section 7. Section 7 of the Rights Agreement is hereby amended as follows:

(a)            Clause (a)(i) shall be removed and replaced with the following:

(i) the Close of Business on December 4, 2026 (the “Final Expiration Time”),

(b)            Clause (a)(iv) shall be removed and replaced with the following:

(iv) the Close of Business on the first Business Day following the certification of the voting results of the Company’s 2024 annual meeting of stockholders, if at such meeting Stockholder Approval has not been obtained,

(c)            Clause (b) shall be removed and replaced with the following:

The Exercise Price for each one one-thousandth of a share of Preferred Stock pursuant to the exercise of a Right shall initially be $200.00, and shall be subject to adjustment from time to time as provided in Section 11 and Section 13(a) and shall be payable in accordance with Section 7(c).

Section 3. Amendments to Exhibit B. Exhibit B to the Rights Agreement is hereby amended as follows:

(a)             The reference to “DECEMBER 4, 2023” on page B-1 shall be removed and replaced with “DECEMBER 4, 2026.”

(b)             The first two sentences on page B-2 shall be removed and replaced with the following:

This certifies that __________, or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Tax Benefits Preservation Plan, dated as of December 4, 2020 (as amended as of January 21, 2021 and December 4, 2023 and as further amended from time to time in accordance with its terms, the “Tax Benefits Preservation Plan”), by and between United Airlines Holdings, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., the rights agent (and any successor rights agent, the “Rights Agent”), to purchase from the Company at any time prior to 5:00 P.M. (New York City time) on December 4, 2026 or the occurrence of any earlier Expiration Time (as such term is defined in the Tax Benefits Preservation Plan) at the office or offices of the Rights Agent designated for such purpose, or its successors as Rights Agent, one one-thousandth of a fully paid, non-assessable share of Series A Junior Participating Serial Preferred Stock, without par value (the “Preferred Stock”), of the Company, at an exercise price of $200.00 per one one-thousandth of a share (the “Exercise Price”), upon presentation and surrender of this Rights Certificate with the Form of Election to Purchase and related Certificate properly completed and duly executed. The number of Rights evidenced by this Rights Certificate (and the number of shares which may be purchased upon exercise thereof) set forth above, and the Exercise Price per share set forth above, are the number and Exercise Price as of December 4, 2023, based on the Preferred Stock as constituted at such date.

Section 4. Amendments to Exhibit C. Exhibit C to the Rights Agreement is hereby amended as follows:

(a)             The second and third sentences of Exhibit C shall be removed and replaced with the following:

Each Right entitles its holder, under the circumstances described below, to purchase from the Company one one-thousandth of a share of Series A Junior Participating Serial Preferred Stock, without par value (“Preferred Stock”), of the Company at an exercise price of $200.00 per Right, subject to adjustment. The description and terms of the Rights are set forth in the tax benefits preservation plan, dated as of December 4, 2020 (as amended as of January 21, 2021 and December 4, 2023 and as further amended from time to time in accordance with its terms, the “Tax Benefits Preservation Plan”), between the Company and Computershare Trust Company, N.A., as rights agent (and any successor rights agent, the “Rights Agent”).

(b)             The paragraph captioned “Expiration Time” on page C-3 shall be removed and replaced with the following:

Expiration Time. The Rights will expire on the earliest to occur of (a) the close of business on December 4, 2026 (the “Final Expiration Time”), (b) the time at which the Rights are redeemed or exchanged by the Company (as described below), (c) the close of business on the first business day following the certification of the voting results of the Company’s 2024 annual meeting of stockholders, if stockholder approval of the Tax Benefits Preservation Plan has not been obtained at such meeting, (d) upon the closing of any merger or other acquisition transaction involving the Company pursuant to a merger or other acquisition agreement that has been approved by the Board before any person or group becomes an Acquiring Person or (e) the time at which the Board determines that the NOLs and certain other tax attributes are utilized in all material respects or that an ownership change under Section 382 of the Code would not adversely impact in any material respect the time period in which the Company could use the NOLs and other tax attributes or materially impair the amount of NOLs and other tax attributes that could be used by the Company in any particular time period, for applicable tax purposes (the earliest of (a), (b), (c), (d) and (e) being herein referred to as the “Expiration Time”).

(c)            The second paragraph under the caption “Flip-in Event” on page C-4 shall be removed and replaced with the following:

For example, at an exercise price of $200.00 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following a Flip-in Event would entitle its holder to purchase $400.00 worth of Common Stock for $200.00. Assuming that Common Stock had a per share value of $50.00 at that time, the holder of each valid Right would be entitled to purchase eight shares of Common Stock for $200.00.

(d)            The paragraph captioned “Additional Information” on page C-6 shall be removed and replaced with the following:

Additional Information. A copy of the Tax Benefits Preservation Plan has been filed with the Securities and Exchange Commission as exhibits to a registration statement on Form 8-A (Amendment No. 1) filed on December 4, 2023. A copy of the Tax Benefits Preservation Plan is also available free of charge from the Company.

Section 5. Effective Date; Effect. This Amendment is effective as of the date first set forth above. Except as modified hereby, the Rights Agreement is reaffirmed in all respects, and all references therein to “the Agreement” shall mean the Rights Agreement, as modified hereby.

Section 6. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

Section 7. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If any such excluded term, provision, covenant or restriction shall affect the rights, immunities, duties or obligations of the Rights Agent in an adverse manner, then the Rights Agent shall be entitled to resign immediately upon written notice to the Company.

Section 8. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile or other customary means of electronic transmission (e.g., “pdf”) shall be as effective as delivery of a manually executed counterpart hereof.

Section 9. No Modification. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

Section 10. Headings. The headings of the sections of this Amendment have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

UNITED AIRLINES HOLDINGS, INC.

By:	/s/ Michael Leskinen
	Name:	Michael Leskinen
	Title:	Executive Vice President and Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Fred Papenmeier
	Name:	Fred Papenmeier
	Title:	Vice President and Manager

Amendment No. 2 to Tax Benefits Preservation Plan